Exhibit 4.3

OMNIBUS EQUITY INCENTIVE PLAN

MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan

1. Purpose. The purpose of the MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan (the “Plan”) is to enable MacDonald, Dettwiler and Associates Ltd., a corporation organized under the laws of British Columbia, Canada (including any successor thereto, the “Company”), and its Affiliates to (i) attract and retain key personnel by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation measured by reference to the value of Common Shares or other performance objectives and (ii) align the interests of key personnel with those of the Company’s shareholders.

2. Effective Date. The Plan shall be effective as of the date on which the Plan is approved by the shareholders of the Company (the “Effective Date”). The expiration date of the Plan, on and after which date no Awards may be granted, shall be the 10th anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3. Definitions. The following definitions shall apply throughout the Plan.

(a)	“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company and (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract, or otherwise.

(b)	“Automatic Adjustment Factor” has the meaning set forth in Section 5(d) of the Plan. (c) “Award” means, individually or collectively, any LTIP Unit, Restricted Share Unit, Performance Share Unit, Incentive Stock Option and Non-qualified Stock Option granted under the Plan.

(d)	“Award Agreement” means the agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan.

(e)	“Black-Out Period” means the period during which designated directors, officers, employees and consultants of the Company and, if applicable, any Affiliate, cannot trade Common Shares under the Company’s insider trading policy which is in effect and has not been otherwise waived by the Board at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company, or for an Insider, that Insider, is subject).

(f)	“Board” means the Board of Directors of the Company.

(g)	“Business Day” means a day on which the TSX (for so long as the Common Shares are listed and traded on the TSX), and on which the banks in Vancouver, British Columbia are open for business.

(h)	“Canadian Securities Laws” means, collectively, the applicable securities laws of each of the provinces and territories of Canada, including the respective regulations and rules made under those securities laws.

(i)	“Cancellation Notice” has the meaning set forth in Section 7(f)(ii).

(j)	“Cash-Out Amount” has the meaning set forth in Section 7(d) of the Plan.

(k)	“Cash-Out Rights” has the meaning set forth in Section 7(d) of the Plan.

(l)	“Cause” with respect to any Participant (a) has the meaning, if any, set forth in the employment or service agreement then in effect, if any, between such Participant and the Company or any Affiliate, or (b) if there is no such meaning set forth in such employment or service agreement or there is no such employment or service agreement then in effect, means the following events or conditions, as determined by the Committee in its reasonable judgment: (i) willful misconduct of the Participant with regard to the Company and its Affiliates that constitutes a material breach of any of such Participant’s obligations set forth in any written agreement governing the terms of the Participant’s service with the Company and its Affiliates as the same may then be in effect; (ii) fraud, embezzlement, theft, or other material dishonesty by the Participant with respect to the Company or any of its Affiliates; (iii) the Participant’s material breach of the Participant’s fiduciary duties as an officer or manager of the Company or any of its Affiliates, or as an officer, trustee, director, or other fiduciary of any pension or benefit plan of the Company or its Affiliates or willful misconduct that has, or could reasonably be expected to have, a material adverse effect upon the business, interests, or reputation of the Company or any of its Affiliates; (iv) the Participant’s indictment for, or a plea of nolo contendere to, any felony or an analogous provision under the laws of a local jurisdiction; or (v) refusal or failure by the Participant to attempt in good faith to follow or carry out the reasonable written instructions of the Board or such Participant’s direct supervisor. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered ‘‘willful’’ unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

(m)

“Change in Control” means, in the case of a particular Award, unless the applicable Award Agreement (or any employment or service agreement between the Participant and the Company or an Affiliate) states otherwise, the first to occur of any of the following events: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger, amalgamation, arrangement, consolidation or business combination of the Company with one or more other Persons as a result of which (i) the Company goes out of existence or becomes an Affiliate of a corporation other than the Company or an Affiliate immediately prior to such event; (ii) there has otherwise been an acquisition of control of the Company (within the meaning of the Tax Act) by a Person other than an Affiliate immediately prior to such event; or (iii) the shareholders of the Company, as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding Common Shares of the surviving corporation; and (c) a sale of all or substantially all of the Company’s assets to a Person or entity other than a Person that was an Affiliate immediately prior to such event; or (d) a sale to one Person (or two or more Persons acting in concert), other than to the Company or the Affiliate immediately prior to such event, of equity securities of the Company resulting in such Person or Persons holding Common Shares representing at least fifty percent (50%) or more of the aggregate voting power of all outstanding equity securities of the Company. For the purposes of (c), a sale of all or substantially all of the Company’s assets means a sale determined as a sale of all or substantially all of the Company’s assets by the Board, for the purpose and with specific reference to the Plan; provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company or an Affiliate of the Company, of voting securities of the Company or an Affiliate of the Company or any rights to acquire voting securities of the Company or an Affiliate of the Company which are convertible into voting securities, or if the Company effects a transaction solely to change the Company’s domicile.

(n)	“Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the price per share offered to holders of Common Shares in any reorganization, merger, amalgamation, arrangement or consolidation or business combination of the Company whereby a Change of Control takes place, (ii) the per share Fair Market Value of a Common Share immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per Common Share in a dissolution transaction, (iv) the price per share offered to holders of Common Shares in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 3(n), the value per share of the Common Shares that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to shareholders of the Company in any transaction described in this Section 3(n) or in Section 11 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(o)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(p)	“Committee” means the Human Resources and Management Compensation Committee of the Board or subcommittee thereof if required with respect to actions taken to obtain the exceptions for performance-based compensation under Section 162(m) of the Code or to comply with Rule 16b-3 promulgated under the U.S. Exchange Act in respect of Awards or, if no such Compensation Committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.

(q)	“Common Shares” means the common shares without par value of the Company (and any share or other securities into which such shares may be converted or into which it may be exchanged).

(r)	“Company” has the meaning set forth in Section 1 of the Plan.

(s)	“Consideration Reduction” has the meaning set forth in Section 7(f)(i) of the Plan.

(t)	“Covered Employee” means an Eligible Person who is designated by the Committee, at the time of grant of a Performance Share Unit, as likely to be a “covered employee” within the meaning of Section 162(m) of the Code for a specified fiscal year.

(u)	“Deductions” means the full amount of federal, provincial, state and/or municipal, withholding and other employment taxes or social contributions applicable as a result of an exercise or settlement.

(v)	“Disability” shall, unless in the case of a particular Award the applicable Award Agreement states otherwise, have the meaning given to it in any then-existing employment or service agreement between the Participant and the Company or an Affiliate, or in the absence of such an employment or service agreement, any condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation in which a Participant was employed or served when such condition commenced provided, however, that for purposes of determining the term of an Incentive Stock Option pursuant to Section 10(c) hereof, the term “Disability” shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee.

(w)	“Disability Termination Date” has the meaning set forth in Section 11(c).

(x)	“Early Measurement Date” has the meaning set forth in Section 12(b) of the Plan.

(y)	“Effective Date” has the meaning set forth in Section 2 of the Plan.

(z)	“Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the U.S Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and/or (iii) an “independent director” under applicable securities laws or the applicable rules of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Company has applied to list or quote its Common Shares, or a person meeting any similar requirement under any successor rule or regulation.

(aa)	“Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person; or (ii) officer of the Company or an Affiliate; or (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable in accordance with Section 2.22 of National Instrument 45-106-Prospectus Exemptions or on Form S-8 under the U.S. Securities Act or offered under a prospectus exemption.

(bb)	“Exercise Date” means the date on which the Company has received Notice from the Grantee of the Grantee’s exercise of any LTIP Unit.

(cc)	“Exercise Price” has the meaning set forth in Section 10(b).

(dd)

“Fair Market Value” means, (i) with respect to Common Shares on a given date, (x) the closing sale price of the Common Shares on the TSX (for so long as the Common Shares are listed and traded on the TSX) (and if no sales occur on such date, on the last preceding date on which such sales of the Common Shares are so reported), or, if that measure of price is not available, the closing sale price in a national market system for securities on or for the date or dates as provided hereunder; or (y) if the Common Shares are not listed on any national securities exchange, but are traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and ask prices of a Common Share on the most recent date on which Common Shares were publicly traded; or (z) in the event Common Shares are not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee or the Board in its discretion in such manner as it deems appropriate including, without limitation, the limitations or requirements of Section 409A of the Code, or (ii) with respect to any other property, the amount determined by the Committee, in its discretion in such manner as it deems appropriate including, without limitation, the limitations and requirements of Section 409A of the Code, to be the fair market value of such other property.

(ee)	“Final Date of Exercise” has the meaning set forth in Section 11(a) of the Plan.

(ff)	“Incentive Stock Option” means an Option that is intended to be and is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(gg)	“Insider” means “reporting insiders” as defined in National Instrument 55-104-Insider Reporting Requirements and Exemptions.

(hh)	“Law” means the law applicable to the Company or an Affiliate and a Participant in relation to the employment of the Participant.

(ii)	“Leave of Absence Expiry Date” has the meaning set forth in Section 11(d).

(jj)	“LTIP Exercise Notice” has the meaning set forth in Section 7(f)(ii).

(kk)	“LTIP Exercise Value” has the meaning set forth in Section 7(f)(ii).

(ll)	“LTIP Period” has the meaning set forth in Section 7(c) of the Plan.

(mm)	“LTIP Unit” means an appreciation unit granted to an Eligible Person, pursuant to Section 7 of the Plan, comprising the rights granted to a Participant under this Plan including the right of certain Participants to acquire Common Shares as set forth in Award Agreements entered into as contemplated hereunder subject to terms and conditions of this Plan.

(nn)	“LTIP Value” with respect to any exercise of a LTIP Unit means the positive difference between the average of the Fair Market Value of the Common Shares for the five Business Days up to and including the date on which a Notice of exercise is received by the Company or such other date as set forth in the Plan less the Strike Price for the LTIP Unit being exercised.

(oo)	“Merger” means the merger of Merlin Merger Sub, Inc., an indirect wholly owned subsidiary of the Company, with and into DigitalGlobe, Inc., pursuant to which DigitalGlobe, Inc. will survive the merger as an indirect wholly owned subsidiary of the Company pursuant to an agreement and plan of merger dated February 24, 2017 by and among DigitalGlobe, Inc., the Company, SSL MDA Holdings, Inc. and Merlin Merger Sub, Inc., as may be amended.

(pp)	“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

(qq)	“Notice” means a notice in writing (or an electronic medium acceptable to the Company) given by a Participant, the successor to the Participant, the Company or an Affiliate as provided herein.

(rr)	“Option” means an Award granted under Section 10 of the Plan, which may be a Non-qualified Stock Option or an Incentive Stock Option.

(ss)	“Optionholder” means a person to whom an Option is granted pursuant to the Plan.

(tt)	“Option Period” has the meaning set forth in Section 10(c).

(uu)	“Override Notice” has the meaning set forth in Section 7(f)(ii).

(vv)	“Participant” means the recipient of an Award granted under the Plan as defined in Section 6 of the Plan.

(ww)	“Performance Criterion” or “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Share Unit under the Plan.

(xx)	“Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Share Unit of a particular Participant, whether all, some portion but less than all, or none of the Performance Share Units have been earned for the Performance Period.

(yy)	“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(zz)	“Performance Period” shall mean the one or more periods of time as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining the Participant’s right to, and the payment with respect to, a Performance Share Unit which period, for any Section 162(m) Awards, shall not be less than 1 year.

(aaa)	“Performance Share Unit” or “PSU” means an unfunded and unsecured right granted to a Participant to receive, upon the satisfaction of certain criteria (including Performance Metrics), Common Shares, cash, or a combination of the two in accordance with the provisions of the Plan.

(bbb)	“Person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the

Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company.

(ccc)	“Plan” has the meaning set forth in Section 1 of the Plan.

(ddd)	“Released Performance Share Unit” has the meaning set forth in Section 9(f)(i).

(eee)	“Released Restricted Share Unit” has the meaning set forth in Section 8(c)(i).

(fff)	“Restricted Period” has the meaning set forth in Section 8(a) of the Plan.

(ggg)	“Restricted Share Unit” or “RSU” means an Award of an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 8 of the Plan.

(hhh)	“Retirement” means a Participant achieving the age of 62 years.

(iii)	“Right to Acquire Shares” has the meaning set forth in Section 7(d) of the Plan.

(jjj)	“Section 7(f) Election” has the meaning set forth in Section 7(f)(i).

(kkk)	“Section 162(m) Award” means a Performance Share Unit granted under Section 9 to a Covered Employee that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

(lll)	“Strike Price” has the meaning set forth in Section 7(b) of the Plan.

(mmm)	“Subsection 110(1.1) Election” has the meaning set forth in Section 7(e)(iii) of the Plan.

(nnn)	“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

(ooo)	“TSX” means the Toronto Stock Exchange.

(ppp)	“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the U.S Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(qqq)	“U.S. Participant” means each Participant who is a United States citizen or resident or whose compensation under the Plan is subject to income taxation under the Code.

(rrr)	“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the U.S. Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or other interpretive guidance.

4. Administration.

(a)	The Committee shall administer the Plan and shall have the sole and plenary authority to (i) designate Participants; (ii) determine all of the terms with respect to any Award, including number and type of security under an Award, vesting terms, maturity date, Performance Criteria, if applicable, any transfer restrictions, effect of termination of employment or engagement acceleration of vesting, and making of any determination of Fair Market Value; (iii) determine the type, size, and terms, including, without limitation, vesting terms and periods, periods for which Restricted Share Units must be held, Performance Criteria and maturity date, and all other conditions of Awards to be granted; (iv) determine the method by which an Award may be settled, exercised, canceled, forfeited, or suspended; (v) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred either automatically or at the Participant’s or Committee’s election; (vi) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan and any Award granted under, the Plan; (vii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law, including Section 162(m) of the Code. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the U.S. Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan) or the Canadian Securities Laws or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, or any exception or exemption under applicable securities laws or the applicable rules of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Company has applied to list or quote its Common Shares, as applicable, it is intended that each member of the Committee shall, at the time the Participant takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

(b)	The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and to any one or more members of the Board or to any officer of the Company, except for any delegation that (i) violates state, provincial, federal or corporate law, (ii) results in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the U.S. Exchange Act in respect of the Company, or (iii) causes any Section 162(m) Awards to fail to so qualify. Any such allocation or delegation may be revoked by the Committee at any time.

(c)	The Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of Canada and the United States on terms and conditions comparable to those afforded to Eligible Persons located within Canada and the United States; provided, however, that no such action shall be taken without shareholder approval if such approval is required by applicable securities laws or the applicable rules of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Company has applied to list or quote its Common Shares.

(d)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing any Award granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)	To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

(f)	The Board may at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Common Shares Subject to the Plan; Limitations.

(a)	The Committee may grant Awards to one or more Eligible Persons.

(b)	Subject to Section 13 of the Plan and subsections (c) through (g) below, the following limitations apply to the grant of Awards: (i) no more than 1,100,000 Common Shares if the Merger is completed and no more than 700,000 Common Shares if the Merger is not completed, may be reserved for issuance from treasury (or, for purposes of any national securities exchange requirement applicable to the Plan or for purposes of Section 162(m) Awards, including for the purpose of the issuance of Common Shares upon the exercise of Incentive Stock Options, reserved for issuance from any source available for delivery of Common Shares under the Plan) and delivered in the aggregate pursuant to Awards granted under the Plan, including for the issuance of Common Shares upon the exercise of Incentive Stock Options; and (ii) for each fiscal year of the Company, a Covered Employee may not be granted Awards intended to be Section 162(m) Awards (A) to the extent such Award is based on a number of Common Shares (other than such an Award designated to be paid only in cash) relating to more than 750,000 Common Shares, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 5(d), and (B) to the extent such Award is designated to be paid only in cash, having a value determined on the date of grant in excess of U.S. $7,500,000.

(c)	For purposes of Section 5(b), except as set forth in this Section 5(c), if an Award entitles the holder thereof to receive Common Shares issued from treasury, then the number of Common Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Common Shares available for granting Awards under the Plan.

(i)

Subject to the limitations in (ii) below, if any Common Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including any Awards that are settled in cash), or if an Award otherwise terminates or is cancelled without delivery of any Common Shares from treasury, then the number of Common Shares counted against the aggregate number of Common Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan, except that if any such Common Shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such Common Shares shall be available exclusively for Awards to Participants who are not subject to such limitation. If an Award may be settled only in cash, such Award need not be counted against any Common Share limit under this Section 5, except as provided under Section 5(b)(iii) and to the extent required to preserve the status of any Award intended to be a Section 162(m) Award.

(ii)	Awards that do not entitle the holder thereof to receive Common Shares issued from treasury shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

(iii)	Common Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Common Shares available for Awards under the Plan, to the extent permitted by listing requirements of the applicable securities exchange(s) upon which the Common Shares are listed at the time of such acquisition or merger. In addition, any Common Shares issued under any executive compensation plan issued by DigitalGlobe Inc. and assumed by the Company as part of the Merger shall not be counted against the aggregate value of Common Shares available for award under the Plan.

(d)	In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company or other similar corporate transaction or event affects the Common Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Common Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Common Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 5(b); provided, however, that the number of Common Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive (the “Automatic Adjustment Factors”).

(e)	The number of Common Shares issuable to Insiders of the Company at any time, and the number of Common Shares issued to Insiders of the Company within any 1 year period, under this Plan or when combined with all of the Company’s other equity-based compensation arrangements (as described under the applicable rules of the TSX (for so long as the Common Shares are listed and traded on the TSX)), shall not exceed 10% of the Company’s issued and outstanding Common Shares as of any date of determination, respectively.

(f)	No Awards shall be issued to any director of the Company or the Affiliate who is not otherwise an Eligible Person.

(g)	Unless otherwise specified in an Award Agreement, Common Shares delivered by the Company in settlement of Awards may be issued from treasury of the Company, Common Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(h)	Notwithstanding any other provision of the Plan to the contrary, no vesting date of any Award for LTIP Units granted under the Plan to a Participant shall be less than one year following the date the Award is granted; provided, however, that (i) the Committee, in its sole discretion, may determine that, on an ad hoc basis, Awards may be granted under the Plan without regard to the foregoing minimum vesting provisions in order to achieve a specified business objective, such as an inducement to a new hire or a retention award to a key employee or group of key employees; and (ii) Awards may be granted to certain Participants under the Plan without regard to the foregoing minimum vesting provisions (x) if such Participant is subject to laws or regulations imposing certain requirements or restrictions on the remuneration of such individual or (y) in order to conform with local laws applicable to such Award; provided, that Awards issued pursuant to clauses (i) or (ii) shall not be granted in respect of Common Shares in excess of 5%, in the aggregate, of the Common Shares authorized for issuance under the Plan; and (iii) nothing in this Section 5(h) shall preclude the Committee or the Board from taking action, in its sole discretion, to accelerate the vesting of any Award upon circumstances it deems appropriate, including, without limitation, upon or following a Change in Control or the Participant’s death, Disability, Retirement, or involuntary termination.

(i)	No financial assistance shall be given to any Participant with respect to any Award granted hereunder.

6. Eligibility. Participation shall be limited to Eligible Persons who have been selected by the Committee and who have entered into an Award Agreement with respect to an Award granted to them under the Plan (each such Eligible Person, a “Participant”).

7. LTIP Units.

(a)	Generally. Each LTIP Unit shall be subject to the conditions set forth in the Plan and the Award Agreement.

(b)	Strike Price. The strike price (“Strike Price”) per Common Share for each LTIP Unit shall not be less than 100% of the Fair Market Value of such Common Share, determined as of the last trading date immediately preceding the date of grant. Any modification to the Strike Price of an outstanding LTIP Unit shall be subject to the prohibition on repricing set forth in Section 13(c).

(c)

Vesting and Expiration. Each Award of LTIP Units shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. Subject to Section 4(a) and Section 10, the Committee shall establish terms with respect to each issue of LTIP Units, including the amount of any Award to vest, the date or time at which any LTIP Units vest, and the period of time during which any vested LTIP Units may be exercised (the “LTIP Period”), provided however that the LTIP Period shall not be more than 10 years after the date of grant of the LTIP Unit. Notwithstanding any vesting or exercisability dates set by the Committee and set forth in any Award Agreement, the Committee may accelerate the vesting and/or exercisability of any LTIP Unit, which acceleration shall not affect the terms and conditions of such LTIP Unit other than with respect to vesting and/or exercisability. If the LTIP Period would expire at a time when trading in the Common Shares is prohibited by the Company’s insider trading policy or a Black-Out Period, the LTIP Period shall be extended automatically until the 10th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code or applicable rules of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Common Shares are listed and traded).

(d)	Method of Exercise. (i) LTIP Units may be exercised by delivery of a Notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of LTIP Units to be exercised and the date on which such LTIP Units were awarded; and (ii) upon exercise of the vested LTIP Units, by Notice to the Company in such manner as required by the Company from time to time, the Participant, subject as hereinafter provided, may elect to exercise rights to acquire Common Shares under an Award Agreement pursuant to Alternative A (the “Right to Acquire Shares”) or to transfer to the Company and to relinquish and surrender all such rights under an Award Agreement to the Company in exchange for a cash payment pursuant to Alternative B (the “Cash-Out Rights”), provided however that a Participant who is a U.S. Participant shall only have the right to exercise the Cash-Out Rights.

Alternative A – Right to Acquire Shares

If a Participant, other than a U.S. Participant, shall elect the Right to Acquire Shares, the Company shall, based on surrender to the Company of the vested LTIP Units exercised, and on payment as herein provided, and as soon as administratively possible, deliver to the Participant the number of Common Shares represented by the number of LTIP Units exercised upon payment by the Participant to the Company of an amount equal to the Strike Price multiplied by the number of vested LTIP Units being exercised plus the amount of all Deductions payable with respect to the LTIP Units that are being exercised. No fractional Common Shares will be issued and any fractional Common Share will be settled in cash.

Alternative B – Cash-Out Rights

Subject to Section 7(f)(i), if a Participant shall elect the Cash-Out Rights or a U.S. Participant shall exercise his or her rights and be deemed to have elected the Cash-Out Rights, the Company shall pay to the Participant, based on surrender to the Company of the vested LTIP Units exercised, and as soon as administratively possible after the Exercise Date but in any event in the calendar year in which the LTIP Units are exercised, an amount equal to the LTIP Value at the Exercise Date multiplied by the number of vested LTIP Units being exercised, less all Deductions (the “Cash-Out Amount”). By exercising the Cash-Out Rights, a Participant thereby relinquishes and surrenders his or her rights to elect the Right to Acquire Shares with respect to the LTIP Units being exercised. The full amount of all Deductions applicable as a result of an exercise shall be paid by the Participant by cheque to the Company or by the Company from any withholding of the amount of the Deductions from the amount payable to the Participant, at the Company’s discretion.

(e)	Tax Election. Whereas, pursuant to the Plan:

(i)	it is intended that Award Agreements and related LTIP Units constitute an agreement by the Company to sell or issue Common Shares to Participants that are employees of the Company or an Affiliate, pursuant to and subject to the terms of the Plan, within the meaning of subsection 7(1) of the Tax Act; and

(ii)	is intended that, subject to the provisions of the Tax Act and the alternative elections under Section 7(f) or any other terms of the Plan and Award Agreements, Participants, other than U.S. Participants, be entitled to benefit from any available deduction under paragraph 110(1)(d) of the Tax Act with regards to any exercise by the Participant of the Right to Acquire Shares, as reflected in the Award Agreements, upon payment of the Strike Price and if applicable, the amount of any Deductions; and with regards to any payment to such Participants pursuant to the Cash-Out Rights in respect of the disposition or “cash-out” of the Participants’ LTIP Units comprising their Right to Acquire Shares;

the Company will covenant to the Participants in the Award Agreements the following (unless the Company provides Notice to the Participants under Section 7(f) of its contrary intention within such applicable time determined by the Company, with respect to any tranche of LTIP Units awarded):

(iii)	the Company agrees to elect pursuant to subsection 110(1.1) of the Tax Act that neither it, any Affiliate, nor any other person not dealing at arm’s length with the Company will deduct, in computing its income for Canadian tax purposes, any amount in respect of a payment to a Participant under the Cash-Out Rights in respect of the surrender by the Participants of LTIP Units comprising their Right to Acquire Shares (the “Subsection 110(1.1) Election”); and

(iv)	the Company will provide Participants with written evidence of the Subsection 110(1.1) Election by mailing evidence of the Subsection 110(1.1) Election to the Participants at their address of employment record with the Company or any Affiliates; and

in respect of the foregoing, each Participant will covenant in the Award Agreements in favour of the Company that he or she will file, with his or her income tax return for the year which includes a payment under the Cash-Out Rights, written evidence of the Company’s Subsection 110(1.1) Election.

(f)	Alternative Notices by the Company

(i)

Notwithstanding the provisions of Sections 7(d) and 7(e) of the Plan, the Company may by Notice (the “Section 7(f) Election”) to the Participants, other than any U.S. Participant, given at such time as may be determined by the Company, with respect to any tranche of LTIP Units awarded under the Plan, elect to not make a Subsection 110(1.1) Election which Section 7(f) Election shall apply to all affected LTIP Units and, where so specified by the Company in the Section 7(f) Election, the aggregate amount payable by a Participant pursuant to any Right to Acquire Shares shall be reduced by $1 in total for each Participant (the “Consideration Reduction”), so that Participants may not be entitled to benefits under paragraph 110(1)(d) of the Tax Act in respect of either (a) the Right to Acquire Shares in respect of all of the LTIP Units, where the Section 7(f) Election elects a Consideration Reduction, or (b) the Cash-Out Rights regardless of any specified Consideration Reduction. For greater certainty, it is hereby declared and agreed that the Consideration Reduction, if elected, shall apply to all LTIP Units under the Plan, for all Participants, other than Participants that are U.S. Participants, and shall not give rise to any termination, change or novation of any such LTIP Units nor of any other terms, conditions or rights under the Plan or the relevant Award Agreement.

(ii)	Notwithstanding the provisions of Sections 7(d) and 7(e) of the Plan, upon receipt by the Company of Notice from a Participant exercising, or deemed to have exercised, the Cash-Out Rights with respect to any LTIP Units held by the Participant (the “LTIP Exercise Notice”), the Company may elect to override the Cash-Out Rights by giving Notice to the Participant, including a U.S. Participant (the “Override Notice”), within 2 Business Days of receipt of the LTIP Exercise Notice pursuant to which the Company will elect to (A) deliver to the Participant a number of Common Shares obtained by dividing the Cash- Out Amount by the Fair Market Value on the LTIP Exercise Date (as determined for the determination of the LTIP Value), which Common Shares will be purchased on the open market, or (B) issue to the Participant from treasury a number of Common Shares obtained by multiplying the LTIP Value of the LTIP Units being exercised on the LTIP Exercise Date by the number of LTIP Units being exercised (the “LTIP Exercise Value”) and by dividing that product by the Fair Market Value on the LTIP Exercise Date (as determined for the determination of the LTIP Value). Upon receipt by the Participant of an Override Notice, the Participant shall have the right by Notice to the Company (the “Cancellation Notice”) given within 2 Business Days of receipt of the Override Notice, to retract the LTIP Exercise Notice, in which event the LTIP Units shall be reinstated to the Participant’s account as if the LTIP Exercise Notice had never been given. If no Cancellation Notice is received by the Company within the specified time the Company shall deliver to the Participant the number of Common Shares to which the Participant is entitled as determined herein, depending on the election made by the Company. In the event of the exercise of (ii)(B) the Participant shall forthwith pay to the Company, the amount of the Deductions applicable to the LTIP Exercise Value. If the Company does not issue an Override Notice within the time specified herein, the Company shall comply with the obligations with respect to the Cash-Out Right as provided in Section 7(d) of the Plan.

8. Restricted Share Units or RSUs.

(a)

General. Each Restricted Share Unit shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. Subject to Section 5(h), the Committee shall establish restrictions applicable to Restricted Share Units, including, without limitation, any vesting and the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Share Units shall become vested. The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on

Restricted Share Units, which acceleration shall not affect any other terms and conditions of such Awards. No Common Shares shall be issued at the time an Award of Restricted Share Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b)	Restrictions; Forfeiture. Restricted Share Units awarded to the Participant shall be subject to forfeiture, as provided in the Plan, until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Share Units, as applicable, including to any dividends and/or dividend equivalents that may have been accumulated and withheld during the Restricted Period in respect thereof, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Share Units, such action is appropriate.

(c)	Settlement of Restricted Share Units.

(i)	Condition to Settlement. Unless otherwise provided in the applicable Award Agreement or any employment or service agreement between the Participant and the Company or an Affiliate, the Participant must be employed by or rendering services for the Company or an Affiliate on the last day of the Restricted Period to be eligible for settlement in respect of a Restricted Share Unit for such Restricted Period.

(ii)	Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee and contained in any Award Agreement, with respect to any outstanding Restricted Share Units, the Company shall deliver to the Participant, or the Participant’s beneficiary (via book entry notation or, if applicable, in share certificate form), one (1) Common Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Restricted Share Unit”); provided, however, unless otherwise provided in the Award Agreement, that the Committee may elect to (A) pay cash or part cash and part Common Shares in lieu of delivering only Common Shares in respect of such Released Restricted Share Units or (B) defer or permit the Participant to defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code, provided that any deferral at the request of a Participant shall not exceed one year. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which Common Shares would have otherwise been delivered to the Participant in respect of such Restricted Share Units.

(iii)	To the extent provided in an Award Agreement, the holder of outstanding Restricted Share Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Common Shares) either in cash or, if determined by the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends as of the date of payment (and interest may, if determined by the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Share Units are settled (following the release of restrictions on such Restricted Share Units), and if such Restricted Share Units are forfeited or terminated as provided in the Plan, the holder thereof shall have no right to such dividend equivalent payments.

9. Performance Share Units or PSUs.

(a)	General. The Committee is hereby authorized to grant to Eligible Persons Performance Share Units, which, in the discretion of the Committee, may be designed as a Section 162(m) Award; provided, however, that nothing in this Section 9 or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Performance Share Units to Covered Employees or other Participants that are not intended to constitute Section 162(m) Awards, or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such. A Performance Share Unit granted under the Plan (i) may be denominated or payable in cash, Common Shares, other securities, other Awards, or other property and (ii) shall confer on the Participant the right to receive payments, conditioned in whole or in part, upon the achievement of one or more objective Performance Goals during such Performance Periods as the Committee shall establish. Subject to the terms of the Plan, the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Share Unit granted, the amount of any payment or transfer to be made pursuant to any Performance Share Unit (including any reduction or increase of the amounts payable under any Performance Share Unit, except as otherwise limited in this Section 9), and any other terms and conditions of any Performance Share Unit shall be determined by the Committee. Performance Goals may differ for Performance Share Units granted to any one Participant or to different Participants. Performance Share Units intended to constitute Section 162(m) Awards, or otherwise, shall be conditioned solely on the achievement of one or more objective Performance Goals established by the Committee.

(b)	Discretion of Committee with Respect to Performance Share Units. The Committee may select the length of a Performance Period, the type(s) of Performance Share Units to be issued, the Performance Criteria used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s), and the Performance Formula. Within the first 90 days of a Performance Period under a Section 162(m) Award, the Committee shall, with regard to the Performance Share Units to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing (which may be in the form of minutes of a meeting of the Committee).

(c)	Performance Criteria. For Performance Share Units that the Committee determines are not intended to qualify as Section 162(m) Awards, any Performance Criteria selected by the Committee, in its discretion, may be used in establishing Performance Goals. The Performance Criteria used to establish the Performance Goal(s) under the Section 162(m) Awards may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, and/or operational and/or business units, product lines, brands, business segments, administrative departments, or units, or any combination of the foregoing) and shall be limited to any one or more of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per-share basis; (viii) earnings before or after taxes, interest, depreciation, and amortization on an adjusted or unadjusted basis (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer satisfaction, project development or completion, contract awards, product development or exploitation; (xv) working capital targets; (xvi) measures of economic value added or other “value creation” metrics; (xvii) enterprise value; (xviii) shareholder return; (xix) competitive market metrics; (xx) employee retention; (xxi) objective measures of personal targets, goals, or completion of projects (including but not limited to succession and hiring projects, project development or completion, contract awards, product development or exploitation, completion of specific acquisitions, divestitures or reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxii) system-wide revenues; (xxiii) cost of capital, debt leverage year-end cash position, or book value; (xxiv) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxv) any combination of the foregoing. For the purpose of the foregoing sentence, any one or more of the Performance Criteria may be stated as a percentage of other Performance Criteria, or a percentage of a prior period’s Performance Criteria, or used on an absolute, relative, or adjusted basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions and/or operational and/or business units, product lines, brands, business segments, and/or administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting, delivery, and exercisability of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. Performance Goals for Section 162(m) Awards shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee must be “substantially uncertain” at the time the Committee actually establishes the performance goal or goals.

(d)	Modification of Performance Goal(s). The Committee may alter Performance Criteria without obtaining shareholder approval if applicable tax and/or securities laws so permit. The Committee may modify the calculation of a Performance Goal during the first 90 days of a Performance Period (or within the maximum period allowed under applicable law), or at any time thereafter if the change would not cause any Section 162(m) Award to fail to qualify as “performance- based compensation” under Section 162(m) of the Code, to reflect any of the following events: (i) asset write- downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as set forth in any accounting standard applicable to the Company and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

(e)	Payment of Performance Share Units.

(i)	Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement or any employment or service agreement between the Participant and the Company or an Affiliate, the Participant must be employed by or rendering services for the Company or an Affiliate on the last day of a Performance Period to be eligible for payment in respect of a Performance Share Unit for such Performance Period.

(ii)	Limitation for Section 162(m) Award. Unless otherwise provided in the applicable Award Agreement, or any employment or service agreement between the Participant and the Company or an Affiliate, the Participant shall be eligible to receive payment or delivery, as applicable, in respect of a Performance Share Unit that is intended to constitute a Section 162(m) Award only to the extent that the Committee determines that (A) the Performance Goals for such period are achieved, as determined by the Committee; and (B) all or some of the portion of such Participant’s Performance Share Unit has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals, as determined by the Committee; provided, however, that if so provided by the Committee in its sole discretion, in the event of (x) the termination of the Participant’s employment or service by the Company other than for Cause (and other than due to death or Disability), in each case within 12 months following a Change in Control, or (y) the termination of a Participant’s employment or service due to the Participant’s death or Disability, the Participant shall receive payment in respect of a Performance Share Unit based on (1) actual performance through the date of termination as determined by the Committee, or (2) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee.

(iii)	Recording. With respect to any Performance Share Units that are intended to constitute Section 162(m) Awards, following the completion of a Performance Period, the Committee shall review and record in writing (which may be in the form of minutes of a meeting of the Committee) whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved and, if so, calculate and certify in writing (which may be in the form of minutes of a meeting of the Committee) that amount of the Performance Share Units earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Share Unit actually payable for the Performance Period and, in so doing, may apply discretion to eliminate or reduce the size of a Performance Share Unit. Unless otherwise provided in the applicable Award Agreement, to the extent required for any Section 162(m) Award to so qualify, the Committee shall not have the discretion to (A) provide payment or delivery in respect of Performance Share Units for a Performance Period if the Performance Goal(s) for such Performance Period have not been attained; or (B) increase a Performance Share Unit above the applicable limitations set forth in Section 5 of the Plan. For Performance Share Units that are not intended to constitute Section 162(m) Awards, achievement of Performance Goals thereunder shall be certified and/or recorded in any manner that the Committee determines is appropriate.

(f)	Timing of Award Payments.

(i)	Unless otherwise provided in the applicable Award Agreement, Performance Share Units granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the recordings provided for in this Section 9. Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Performance Period and the attainment of any other performance criteria established by the Committee, with respect to any outstanding Performance Share Units, the Company shall deliver to the Participant, or the Participant’s beneficiary (via book entry notation or, if applicable, in share certificate form), one (1) Common Share (or other securities or other property, as applicable) for each such outstanding Performance Share Unit that has not then been forfeited and with respect to which the Performance Period has expired and any other such vesting criteria are attained (“Released Performance Share Unit”); provided, however, unless otherwise provided in the Award Agreement, that the Committee may elect to (A) pay cash or part cash and part Common Shares in lieu of delivering only Common Shares in respect of such Released Performance Share Units or (B) defer or permit the Participant to defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code or otherwise, provided that any deferral at the request of any Participant shall not exceed one year. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which Common Shares would have otherwise been delivered to the Participant in respect of such Performance Share Units.

(ii)	Any Performance Share Unit that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Share Unit that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Share Unit that is payable in Common Shares, by an amount greater than the appreciation of a Common Share from the date such Award is deferred to the payment date. Unless otherwise provided in an Award Agreement, any Performance Share Unit that is deferred and is otherwise payable in Common Shares shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 8(c)(iii).

10. Options

(a)	Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. The Committee is authorized to grant Options, which may be designated as either Incentive Stock Options or Non-qualified Stock Options, to Eligible Persons on the following terms and conditions. All Options granted under the Plan shall be Non-qualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only to U.S. Participants subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company and who are U.S. Participants eligible to receive an Incentive Stock Option under the Code. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Except as otherwise provided in Section 5(d), no term of the Plan relating to Incentive Stock Options (including any LTIP Unit in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. Incentive Stock Options shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s shareholders. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-qualified Stock Option properly granted under the Plan.

(b)	Exercise Price. The exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share, determined on the last trading date immediately prior to the date of grant. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in Section 13.

(c)

Vesting, Exercise and Expiration. Subject to Section 5(h), the Committee shall determine the manner and timing of vesting, exercise, and expiration of Options. The period between date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire during a Black-Out Period, in which case the Option Period shall be extended automatically until the 10th Business Day following the expiration of such Black-Out Period so long as such extension shall not violate Section 409A of the Code or applicable rules of the TSX, or any other national securities exchange on which the Common Shares are listed or quoted). Subject to Section 5(h), the

Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s continuous service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Options are vested and the Optionholder is entitled to exercise such Option as of the Disability Termination Date), but only within such period of time ending on the earlier of (a) the date 12 months following the Disability Termination Date or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Options within the time specified herein or in the Award Agreement, the Options shall terminate.

(d)	Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the Exercise Price to the Company in full, and an amount equal to any Deductions required to be withheld. Options may be exercised by delivery of Notice of exercise to the Company or its designee (including third-party administrators) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the Exercise Price and such applicable Deductions. Unless otherwise stated in the Award Agreement, the Exercise Price and all applicable required Deductions shall be payable (i) in cash or cash equivalent, or by cheque, or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes; (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted ‘‘cashless exercise’’ pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required Deductions against delivery of the Common Shares to settle the applicable trade; or (C) by means of a ‘‘net exercise’’ procedure effected by withholding the minimum number of Common Shares otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required Deductions. In all events of cashless or net exercise, any fractional Common Shares shall be settled in cash.

(e)	Notification upon Disqualifying Disposition of an Incentive Stock Option. Each U.S. Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date on which the U.S. Participant makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option and no later than the time provided to do so in the applicable Award Agreement. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the date of grant of the Incentive Stock Option and (ii) one year after the date of exercise of the Incentive Stock Option or under circumstances as otherwise described in Section 421(b) of the Code (relating to disqualifying disposition). The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable U.S. Participant, of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such U.S. Participant as to the sale of such Common Shares.

(f)	Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law (including the applicable rules and regulations of the Securities and Exchange Commission) or the applicable rules of the TSX, or any other national securities exchange on which the Common Shares of the Company is listed or quoted.

(g)	Incentive Stock Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 10, if an Incentive Stock Option is granted to a U.S. Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company or of a subsidiary or a parent of the Company, the Option Period shall not exceed five years from the date of grant of such Option and the Option Price shall be at least 110% of the Fair Market Value (on the date of grant) of the shares subject to the Option.

(h)	$100,000 Per Year Limitation for Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Shares subject to an Incentive Stock Option and the aggregate Fair Market Value of Common Shares of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a U.S. Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Non-qualified Stock Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the Incentive Stock Option is granted.

11. Additional Termination and Forfeiture Provisions

(a)	Termination of Employment or Officership. Unless otherwise provided in an Award Agreement, in the event of termination of employment of a Participant with the Company or an Affiliate for any reason, including by way of Retirement or pursuant to a Change in Control, but excluding any termination of employment for Cause or by reason of death or Disability, except as may be provided in any Award Agreement all Options and LTIP Units under the Plan which have vested, and Performance Share Units earned, if any (as determined by the Committee) and all Restricted Share Units vested, if any (as determined by the Committee) shall be deemed to have matured, expired or be payable, if applicable (i) on the last day of employment of the Participant following receipt by the Company or an Affiliate of a Notice of termination from the Participant to the Company or an Affiliate, or the date of Retirement, as the case may be; or (ii) if the termination of employment is by the Company or an Affiliate, whether a period of notice is given during which the Participant is required to work or not, such final date of exercise (the “Final Date of Exercise”) as set forth by the Company within 30 days from the date of the notice given by the Company or an Affiliate to the Participant of the termination, which Final Date of Exercise shall not be more than 30 days after the date of such Notice of termination. Notwithstanding the foregoing, if the dates as determined above shall fall within a Black-Out Period, the date by which the LTIP Units or Options may be exercised or Performance Share Units or Restricted Share Units may be settled, as the case may be, shall be extended by 10 Business Days after the expiry of the Black-Out Period, and the Company shall give notice to the Participant of the expiration of the Black-Out Period. For the purposes hereof if a Participant shall cease to be an employee and shall be an independent contractor, all Options and LTIP Units which have vested and all Performance Share Units earned, if any (as determined by the Committee) and all Restricted Share Units vested, if any (as determined by the Committee) shall be deemed to have expired or matured on the date that the Participant shall cease to be an employee. A Participant who is an employee of an Affiliate shall be deemed to have incurred a termination and been given notice of termination for purposes of this Section 11(a) if such Affiliate ceases to be an Affiliate, unless such Participant is an employee, officer or director of any other Affiliate. Any Options, LTIP Units, Restricted Share Units, or Performance Share Units which have not vested or been earned, as the case may be, at the time of any termination of employment or upon a Participant ceasing to be an employee as provided herein shall cease and be forfeited and cancelled upon the date of that termination or the date of that Final Date of Exercise, as herein provided. Notwithstanding the foregoing, the Committee may determine any matters relating to a termination of employment and the vesting or earning of Options, LTIP Units, Restricted Share Units or Performance Share Units, as the case may be.

(b)	Rights in the Event of Death. In the event that the employment of a Participant with the Company or an Affiliate is terminated by reason of death, all Options and LTIP Units which are vested at the date of death must be exercised within a period of 12 months after the date of death and if not so exercised within that period will be deemed to have matured and be forfeited and cancelled, any earned Performance Share Units at the date of death will be settled in cash or Common Shares as provided in Sections 9(e) and 9(f) and any Restricted Share Units vested to the date of death will be settled in cash or Common Shares as provided in Section 8(c). Options shall be exercised in the manner provided in Section 10(d). The date of death will be, and for the determination of LTIP Value, and if Performance Share Units and Restricted Share Units are settled in cash, the Fair Market Value of the Common Shares underlying those units on the date of death. All unvested or unearned Options, LTIP Units, Restricted Share Units, or Performance Share Units, as the case may be, shall be deemed to have matured and be cancelled on the date of death.

(c)	Rights in the Event of Disability. In the event that the employment of a Participant with the Company or an Affiliate is terminated by reason of Disability of the Participant, all vested LTIP Units at the date of the termination of employment by Disability (the “Disability Termination Date”) must be exercised within a period of 12 months after the Disability Termination Date and if not so exercised within that period will be deemed to have matured and be forfeited and cancelled, all vested Restricted Share Units and earned Performance Share Units to the Disability Termination Date will be settled in cash or Common Shares as provided in Sections 8(c), 9(e) and 9(f), as the case may be, and all unvested or unearned LTIP Units, Restricted Share Units, or Performance Share Units, as the case may be, at the Disability Termination Date shall be deemed to have expired or matured and be forfeited and cancelled on the Disability Termination Date. In the event of Disability, the provisions applicable to Options held by any Participant whose employment is terminated by means of Disability, will be as set forth in Section 10(d). The Disability Termination Date will be the date used for the determination of LTIP Value and if Performance Share Units or Restricted Share Units are settled in cash, the Fair Market Value of the Common Shares underlying those units on the Disability Termination Date.

(d)	Leave of Absence. An approved leave of absence shall mean an absence approved by the Company or the Affiliate, pursuant to a policy or otherwise for military leave, sick leave, or other bona fide leave, for such period as approved by the Company or the Affiliate and a leave as requested by the Company or the Affiliate and approved by the President and Chief Executive Officer. During an approved leave of absence in excess of 90 days, all vesting of any Options, LTIP Units and any Restricted Share Units and the earning of any Performance Share Units shall be suspended and shall commence upon the Participant recommencing employment on the same terms as contained in the Plan or the applicable Award Agreement taking into consideration the length of the leave of absence. If the Participant shall not recommence employment upon expiry of the approved leave of absence (the “Leave of Absence Expiry Date”), the Award held by the Participant will terminate and the Options and LTIP Units thereunder which have vested prior to the commencement of the leave of absence must be exercised within 30 days after the Leave of Absence Expiry Date and if not so exercised within that period will be deemed to have matured and be forfeited and cancelled; and all Options and LTIP Units under any Award Agreement which have not vested on the Leave of Absence Expiry Date and all earned Performance Share Units and Restricted Share Units vested to the Leave of Absence Expiry Date, shall be settled as provided herein. All Restricted Share Units vested and Performance Share Units earned prior to the commencement of the leave of absence shall be paid out in cash or Common Shares as provided in Sections 8(c), 9(e) and 9(f), as the case may be. Any unearned or unvested Restricted Share Units or Performance Share Units, as the case may be, to that date shall be forfeited and cancelled. Notwithstanding the foregoing, in no event shall an approved leave of absence result in LTIP Units surviving beyond their applicable maturity date or Options surviving beyond the end of the Option Period. In the event that a Participant with the Company or an Affiliate requests and receives an approved leave of absence, unvested Options and LTIP Units or unearned or unvested Restricted Share Units and Performance Share Units under the Plan may be terminated in whole or in part, at the sole discretion of the Company by Notice to the Participant, from the effective date of the Participant’s approved leave of absence. Options and LTIP Units that have been reduced under this Section 11(d) may not be reinstated at a later date if the Participant returns from the approved leave of absence. The Leave of Absence Expiry Date will be the date used for the determination of the LTIP Value and if Performance Share Units or Restricted Share Units are settled in cash, the Fair Market Value of the Common Shares underlying those units on the Leave of Absence Expiry Date.

(e)	The Board, in its discretion, may waive any provision contained in this Section 11.

(f)	Unless otherwise provided in an Award Agreement all rights of a Participant to Options, LTIP Units, Restricted Share Units or Performance Share Units and any Common Shares thereunder shall be forfeited on a termination for Cause. Cause is not limited to events that have occurred prior to the Participant’s termination of service, nor is it necessary that the Board’s finding of Cause occur prior to such termination. If the Board determines, subsequent to a Participant’s termination of service but prior to the exercise of any rights under an Award, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct that would constitute Cause, then the rights with respect to an Award shall be forfeited.

(g)	Notwithstanding any of the foregoing provisions of the Plan, if a Participant’s employment with the Company or an Affiliate terminates, but the Participant continues to provide services to the Company or an Affiliate, including as a non-employee director, the Committee may in its discretion determine that the Participant can continue as a Participant in the Plan on such terms as determined by the Committee.

12. Change in Control

(a)	Unless otherwise provided in an applicable Award Agreement, if a Change in Control occurs and at least one of the two additional circumstances described below occurs, then each outstanding Award granted under this Plan will become vested or earned and exercisable (if applicable), in whole or in part, even if such Award is not otherwise vested or exercisable by its terms:

(i)	upon a Change in Control the surviving corporation (or any Affiliate thereto) or the potential successor (or any Affiliate thereto) fails to continue or assume the obligations with respect to each Award or fails to provide for the conversion or replacement of each Award with an equivalent award; or

(ii)	in the event that the Awards are continued, assumed, converted or replaced as contemplated in clause (i), during the one-year period following the effective date of a Change in Control, the Participant is terminated by the Company or the successor without Cause or the Participant resigns employment for good reason.

If, pursuant to this Section 12(a), all Awards shall be vested and exercisable upon a Change in Control for the purpose of the exercise of any Options, settlement of any Performance Share Units (subject as hereafter set forth), Restricted Share Units and LTIP Units and the determination of the LTIP Value, the Company shall use the applicable Change in Control Price.

(b)	Notwithstanding anything herein to the contrary with respect to the Award of Performance Share Units that are subject to Performance Criteria and vest in accordance with Section 12(a), such Performance Criteria will be deemed achieved at the greater of the target level of achievement or the actual level of achievement measured as of (i) the date of Change in Control, in the event Section 12(a)(i) applies or (ii) the date of termination of employment, in the event Section 12(a)(ii) applies (in each case, the “Early Measurement Date”), the Performance Period applicable to such Awards will be deemed to end upon such Early Measurement Date and the Performance Share Units will be earned in an amount equal to the product obtained by multiplying (i) the full value of such Performance Share Unit Award (with all applicable Performance Criteria deemed achieved) and (ii) the Applicable Pro-Ration Factor. For purposes of this Section 12(b), with respect to any Award covered by this Section 12(b), “Applicable Pro-Ration Factor” shall mean the quotient obtained by dividing the number of days that have elapsed during the applicable Performance Period through and including the Early Measurement Date by the total number of days covered by the full Performance Period

(c)	All Options and LTIP Units, including those vested on a Change in Control in accordance with Section 12(a), may be exercised by the Participant until the earlier of the applicable expiry or maturity date and one year after (i) the termination date of that Participant or (ii) the effective date of the Change in Control, as applicable, after which time all Options, LTIP Units and all vested Restricted Share Units and Performance Share Units, which vest in accordance with Section 12(a), shall be settled by the Company in accordance with the Plan.

(d)	For the purposes of Section 12(a) of this Plan, the obligations with respect to each Award will be considered to have been continued or assumed by the surviving corporation (or any Affiliate thereto) or the potential successor (or any Affiliate thereto), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Committee, which determination may be made in advance of the effective date of a particular Change in Control:

(i)	the Common Shares remain publicly held and widely traded on an established stock exchange; and

(ii)	the terms of the Plan and each Award are not altered or impaired without the consent of the Participant.

(e)	For the purposes of Section 12(a) of this Plan, the obligations with respect to each Award will be considered to have been converted or replaced with an equivalent Award by the surviving corporation (or an Affiliate thereto) or the potential successor (or any Affiliate thereto), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Committee which determination may be made in advance of the effective date of a particular Change in Control:

(i)	each Award is converted or replaced with a replacement award in a manner that complies with Section 409A, in the case of a US Participant on all or any portion of the benefit arising in connection with the grant, vesting or exercise and/or other disposition of such Award, or in a manner that qualifies under subsection 7(1.4) of the Tax Act, in the case of a Participant that is taxable in Canada on all or any portion of the benefit arising in connection with the grant, vesting, exercise and/or other disposition of such Award;

(ii)	the converted or replaced Award preserves the existing value of each underlying Award being replaced, contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and good reason) that are no less favourable to the Participant than the underlying Award being replaced, and all other terms of the converted Award or replacement award, including any underlying performance measures (but other than the security and number of shares represented by the continued Award or replacement award) are substantially similar to the underlying Award being replaced; and

(iii)	the security represented by the converted or replaced Award is of a class that is publicly held and widely traded on an established stock exchange.

13. Amendments and Termination.

(a)

Amendment and Termination of the Plan. Subject to Section (c), the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Company has applied to list or quote its Common Shares, for changes in IFRS to new accounting standards, or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary unless the Committee determines that such amendment, alteration, suspension, discontinuance, or termination is either required or advisable in order for the Company, the Plan, or the Award to satisfy any applicable law or regulation.

(b)	Notwithstanding the foregoing, the Board may from time to time, in its discretion, make changes to the Plan or any Award granted hereunder that do not require the approval of shareholders, which may include but are not limited to:

(i)	any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan, correct or supplement any provision under the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors, or amend the definitions in the Plan regarding administration of the Plan;

(ii)	amend the vesting provisions of the Plan and any Award Agreement;

(iii)	any amendment respecting the administration of the Plan;

(iv)	any amendment necessary to comply with applicable law or the applicable rules of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Company has applied to list or quote its Common Shares or any other regulatory body having authority over the Company, the Plan, the Participants, or shareholders;

(v)	any amendment necessary to comply with changes to the Tax Act or the Code; and

(vi)	any other amendment that does not require the approval of shareholders under Section (c).

(c)	Shareholder approval is required for the following amendments to the Plan or any Award granted hereunder:

(i)	any increase in the maximum number of Common Shares that may be issuable from treasury pursuant to Awards granted under the Plan, except as provided in Section 5(d);

(ii)	any reduction in the Exercise Price of an Option or the Strike Price after an LTIP Unit has been granted or any cancellation of an Option or LTIP Unit and the substitution of that Option or LTIP Unit with a new Option or LTIP Unit with a reduced Exercise Price or Strike Price, as the case may be, except in the case of an adjustment pursuant to Section 5(d);

(iii)	an extension of the term of an Award benefiting any Participant, except in the case of an extension due to a Blackout Period;

(iv)	any amendment that increases the limits on Awards that may be granted to any Participant pursuant to Section 5, except for adjustments in the number of Options, LTIP Units, Performance Share Units or Restricted Share Units as a result of any Automatic Adjustment Factor;

(v)	any amendment that would permit Awards granted under the Plan to be transferable or assignable other than for normal estate settlement purposes;

(vi)	a change to the Eligible Persons, including a change that would have the potential of broadening or increasing participation by Insiders or including participation by non-employee directors;

(vii)	any amendment requiring the approval of the Company’s shareholders under applicable laws or the applicable requirements of the TSX (for so long as the Common Shares are listed and traded on the TSX), or any other national securities exchange on which the Common Shares are listed or quoted; and

(viii)	any amendment to this Section 13.

(d)	Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company or an Affiliate); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination either is required or advisable in order for the Company, the Plan, or the Award to satisfy any applicable law or regulation; provided, further, that except as otherwise permitted under Section 14 of the Plan, if (i) the Committee reduces the Exercise Price of any Option or the Strike Price of any LTIP Unit, (ii) the Committee cancels any outstanding Option or LTIP Unit and replaces it with a new Option or LTIP Unit (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash in a manner that would either (A) be reportable on the Company’s proxy statement or Form 10-K (if applicable) as Options that have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the U.S. Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) or require approval of the TSX (for so long as the Common Shares are listed and traded on the TSX), and shareholders of the Company, (iii) the Committee cancels any outstanding Option or LTIP Unit that has a per-share Exercise Price or Strike Price, as the case may be, at or above the Fair Market Value of a Common Share on the date of cancellation, and pays any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof, or (iv) the Committee takes any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable national securities exchange on which the Common Shares are listed or quoted, then, in the case of the immediately preceding clauses (i) through (iv), any such action shall not be effective without shareholder approval.

14. General.

(a)	Award Agreements; Other Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. The terms of any Award Agreement, or any employment or service agreement in effect with the Participant may have terms or features different from and/or in addition to those set forth in the Plan and, unless expressly provided otherwise in such Award or other agreement, shall control in the event of any conflict with the terms of the Plan.

(b)	Non-Transferability. Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

(c)	Dividends and Dividend Equivalents. As outlined in an Award Agreement, the Committee may provide the Participant as part of an Award with dividends or dividend equivalents, payable in cash, Common Shares, other securities, other Awards, or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award, or reinvestment in additional Common Shares or other Awards, provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options, (ii) LTIP Units or (iii) unearned Performance Share Units or other unearned Awards subject to performance conditions (other than or in addition to the passage of time); provided, further, that dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 60 days, after such Awards are earned and become payable or distributable (and the right to any such accumulated dividends or dividend equivalents shall be forfeited upon the forfeiture of the Award to which such dividends or dividend equivalents relate).

(d)	Tax Withholding.

(i)	The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Common Shares, other securities, or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Shares, other securities, or other property) of any required Deductions in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such Deductions. This obligation is subject to any specific terms as herein set forth.

(ii)	Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing Deductions by (A) payment in cash; (B) the delivery of Common Shares (which Common Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such Deductions, or (C) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Common Shares with a Fair Market Value on such date equal to such Deductions.

(e)	Clawback Policy. All Awards shall be subject to clawback, reduction, cancellation, forfeiture, or recoupment pursuant to the compensation clawback policy adopted by the Board, as amended from time to time, or as required by any law or securities laws, rules or statutes during the term of the Participant’s employment or other service with the Company that is applicable to executive officers, employees, consultants, advisors or directors of the Company, and in addition to any other remedies available under such policy and applicable law or securities laws, rules or statutes, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or Performance Criteria of an Award. Such events may include, but shall not be limited to, circumstances or events provided for under the Company’s clawback policy or applicable securities laws, rules or statutes, termination of employment for Cause, termination of the Participant’s provision of services to the Company and/or Affiliate, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(f)	No Claim to Awards; No Rights to Continued Employment. No employee of the Company or an Affiliate, or other person, including any Eligible Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. Except as otherwise specifically provided by the Board in any particular case, the loss of existing or potential profit in Options, LTIP Units, Restricted Share Units or Performance Share Units under the Plan shall not constitute an element of damages in the event of termination of the relationship of a Participant, unless the termination is in violation of an obligation of the Company or an Affiliate to the Participant under a written agreement of employment.

(g)	No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares which are subject to Awards hereunder until such Common Shares have been issued or delivered to that person.

(h)	Government and Other Regulations.

(i)	The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Common Shares and the payment of money under the Plan or under Awards granted or awarded under the Plan are subject to compliance with all applicable Canadian and U.S. federal, state, provincial and local laws and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

(ii)	The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares pursuant to an Award unless such Common Shares have been properly registered for sale pursuant to the U.S. Securities Act with the Securities and Exchange Commission or unless the Company has received advice of counsel, satisfactory to the Company, that such Common Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the U.S. Securities Act any of the Common Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the U.S. federal securities laws, Canadian Securities Laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any national securities exchange upon which such Common Shares or other securities of the Company are then listed or quoted, and any other applicable U.S. federal, state, provincial, local, or non U.S. laws, rules, regulations, and other requirements, and, without limiting the generality of Section 11 of the Plan or any other applicable provision of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Shares or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Shares or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(iii)	The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares to the Participant, the Participant’s acquisition of Common Shares from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Common Shares would have been vested or delivered, as applicable) less all applicable Deductions, over (B) the aggregate Strike Price (in the case of an LTIP Unit) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(i)	No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If the Participant, in connection with the acquisition of Common Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(j)	Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other rights or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(m)	Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

(n)	Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, Retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)	Purchase for Investment. Whether or not the Common Shares covered by the Plan have been registered under the U.S. Securities Act, each person acquiring Common Shares under the Plan may be required by the Company to give a representation in writing that such person is acquiring such Common Shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof and, if applicable, that the issue to such person is an “accredited investor” as defined in Rule 501 of Regulation D of the U.S. Securities Act. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any Common Shares issued or transferred to the Participant upon the exercise of any Options or LTIP Units or pursuant to any settlement of any Restricted Share Units or Performance Share Units granted under the Plan.

(p)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the Province of British Columbia.

(q)

Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person, or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect. Without limiting the foregoing, if any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 promulgated under the U.S. Exchange Act (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the U.S. Exchange Act), Section 162(m) of the Code (with respect to any Section 162(m) Award) or Section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 or Section 162(m) (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3 or Section 162(m)) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to Incentive Stock Options, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed a Non-qualified Stock Option for all purposes of the Plan.

(r)	Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

(s)	409A of the Code.

(i)	It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for minimizing taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii)	Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant on account of such Participant’s “separation from service” within the meaning of Section 409A of the Code prior to the date that is six months after the date of such “separation from service” or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)

In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the

Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(t)	Stock Exchange and Other Approvals. Notwithstanding the provisions of Section 5 hereof, the issue of any Common Shares from treasury and the reservation of any Common Shares for issue under the Plan shall require the prior approval of the Plan by the TSX (for so long as the Common Shares are listed and traded on the TSX), and the prior approval of the shareholders of the Company pursuant to the rules of the TSX (for so long as the Common Shares are listed and traded on the TSX), and the prior approval of shareholders of the Company pursuant to the rules of any other national securities exchange on which the Common Shares are listed and traded, which must be obtained by the Company (and, to the extent required by such national securities exchange, such approval shall not be limited to the issuance of Common Shares from treasury). No Common Shares shall be issuable from treasury under the Plan (or, to the extent required by the applicable national securities exchange, form any other source available under the Plan) until such approvals have been obtained. Furthermore, no Incentive Stock Options may be granted under the Plan unless the Plan has been approved by the Company’s shareholders within 12 months of the date that the Plan is adopted by the Board.

(u)	Time. If the time for any action to be taken hereunder or any notice given falls or is given on a Saturday, Sunday or a holiday in British Columbia, the action taken or notice given shall be deemed to have occurred or been given on the next day following the date that is not a holiday.

(v)	No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable Canadian or U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. (w) Code Section 162(m) Reapproval. If so determined by the Committee, the provisions of the Plan regarding Performance Share Units shall be submitted for reapproval by the shareholders of the Company no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved such provisions following the date of initial shareholder approval, for purposes of exempting certain Awards granted after such time from the deduction limitations of Section 162(m) of the Code. Nothing in this subsection, however, shall affect the validity of Awards granted after such time if such shareholder approval has not been obtained.

(x)

No Interference. The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or that are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(y)	Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

*    *    *

As adopted by the Board of Directors of the Company on February 22 and 23, 2017 and amended July 18, 2017.